                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                               HARRIS CORPORATION,



                            SPACE COAST MERGER CORP.



                                       AND



                   PACIFIC RESEARCH & ENGINEERING CORPORATION



                           DATED AS OF AUGUST 2, 1999

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                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER
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ARTICLE I

         THE OFFER................................................................................................2
         Section 1.1  THE OFFER...................................................................................2
         Section 1.2  COMPANY ACTIONS.............................................................................4

ARTICLE II

         THE MERGER
          ........................................................................................................5
         Section 2.1  THE MERGER..................................................................................5
         Section 2.2  EFFECTIVE TIME..............................................................................6
         Section 2.3  EFFECTS OF THE MERGER.......................................................................6
         Section 2.4  CHARTER AND BYLAWS; DIRECTORS AND OFFICERS..................................................6
         Section 2.5  CONVERSION OF SECURITIES....................................................................7
         Section 2.6  EXCHANGE OF CERTIFICATES....................................................................9
                  (a) PAYING AGENT................................................................................9
                  (b)  EXCHANGE PROCEDURE........................................................................10
                  (c)  NO FURTHER OWNERSHIP RIGHTS IN SHARES.....................................................10
                  (d)  TERMINATION OF PAYMENT FUND...............................................................10
                  (e)  NO LIABILITY..............................................................................10
                  (f)  LOST CERTIFICATES.........................................................................10
         Section 2.7  MERGER WITHOUT MEETING OF SHAREHOLDERS.....................................................11
         Section 2.8  SHAREHOLDERS' MEETING......................................................................11
         Section 2.9  FURTHER ASSURANCES.........................................................................12
         Section 2.10  CLOSING...................................................................................12

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................................12
         Section 3.1  ORGANIZATION...............................................................................12
         Section 3.2  AUTHORITY..................................................................................13
         Section 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS......................................................13
         Section 3.4  INFORMATION SUPPLIED.......................................................................14
         Section 3.5  INTERIM OPERATIONS OF SUB..................................................................14
         Section 3.6  BROKERS....................................................................................15
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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................................15
         Section 4.1  ORGANIZATION, STANDING AND POWER...........................................................15
         Section 4.2  CAPITAL STRUCTURE..........................................................................15
         Section 4.3  AUTHORITY..................................................................................16
         Section 4.4  CONSENTS AND APPROVALS; NO VIOLATION.......................................................17
         Section 4.5  SEC DOCUMENTS AND OTHER REPORTS............................................................17
         Section 4.6  INFORMATION SUPPLIED.......................................................................18
         Section 4.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.......................................................18
         Section 4.8  PERMITS AND COMPLIANCE.....................................................................19
         Section 4.9  TAX MATTERS................................................................................20
         Section 4.10  ACTIONS AND PROCEEDINGS...................................................................21
         Section 4.11  CERTAIN AGREEMENTS........................................................................21
         Section 4.12  ERISA AND CHANGE OF CONTROL AGREEMENTS....................................................21
         Section 4.13  COMPLIANCE WITH WORKER SAFETY LAWS........................................................23
         Section 4.14  LIABILITIES; PRODUCTS.....................................................................23
         Section 4.15  LABOR MATTERS.............................................................................24
         Section 4.16  INTELLECTUAL PROPERTY; YEAR 2000..........................................................24
         Section 4.17  TITLE TO AND SUFFICIENCY OF ASSETS........................................................26
         Section 4.18  BROKERS...................................................................................26
         Section 4.19  REQUIRED VOTE OF COMPANY SHAREHOLDERS.....................................................26
         Section 4.20  ACCOUNTS RECEIVABLE.......................................................................27
         Section 4.21  INVENTORIES...............................................................................27
         Section 4.22  ENVIRONMENTAL MATTERS.....................................................................27
         Section 4.23  SUPPLIERS, CUSTOMERS AND EMPLOYEES........................................................28
         Section 4.24  INSURANCE.................................................................................29
         Section 4.25  ACCURACY OF INFORMATION...................................................................29
         Section 4.26  TRANSACTIONS WITH AFFILIATES..............................................................29
         Section 4.27  STATE TAKEOVER LAWS.......................................................................30
         Section 4.28  CONTRACTS.................................................................................30

ARTICLE V

         COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................................31
         Section 5.1  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER......................................31
         Section 5.2  NO SOLICITATION............................................................................33
         Section 5.3  THIRD PARTY STANDSTILL AGREEMENTS..........................................................34
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ARTICLE VI

ADDITIONAL AGREEMENTS............................................................................................35
         Section 6.1  PUBLIC ANNOUNCEMENTS.......................................................................35
         Section 6.2  ACCESS TO INFORMATION......................................................................35
         Section 6.3.  DIRECTORS.................................................................................36
         Section 6.4  FEES AND EXPENSES..........................................................................36
         Section 6.5  STOCK OPTIONS..............................................................................38
         Section 6.6  COMMERCIALLY REASONABLE EFFORTS............................................................39
         Section 6.7  OBLIGATIONS OF PARENT......................................................................39
         Section 6.8  STATE TAKEOVER LAWS........................................................................40
         Section 6.9  INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE..........................................40
         Section 6.10  NOTIFICATION OF CERTAIN MATTERS...........................................................41

ARTICLE VII

         CONDITIONS PRECEDENT TO THE MERGER
          .......................................................................................................41
         Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.................................41
         Section 7.2  CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER...........................41

ARTICLE VIII

         TERMINATION, AMENDMENT AND WAIVER
          .......................................................................................................42
         Section 8.1  TERMINATION................................................................................42
         Section 8.2  EFFECT OF TERMINATION......................................................................44
         Section 8.3  AMENDMENT..................................................................................44
         Section 8.4  WAIVER.....................................................................................44

ARTICLE IX

         GENERAL PROVISIONS......................................................................................44
         Section 9.1  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................................44
         Section 9.2  NOTICES....................................................................................44
         Section 9.3  INTERPRETATION.............................................................................45
         Section 9.4  COUNTERPARTS...............................................................................50
         Section 9.5  ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES................................................50
         Section 9.6  GOVERNING LAW..............................................................................50
         Section 9.7  WAIVER.....................................................................................50
         Section 9.8  DISPUTES. .................................................................................50
         Section 9.9  ASSIGNMENT.................................................................................50
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         Section 9.10  SEVERABILITY..............................................................................51
         Section 9.11  ENFORCEMENT OF THIS AGREEMENT.............................................................51
         Section 9.12  WAIVER OF JURY TRIAL......................................................................51
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


                  AGREEMENT AND PLAN OF MERGER, dated as of August 2, 1999 (this "AGREEMENT"), among Harris Corporation, a Delaware corporation ("PARENT"), Space Coast Merger Corp., a California corporation and a wholly-owned subsidiary of Parent ("SUB"), and Pacific Research & Engineering Corporation, a California corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").


                              W I T N E S S E T H:


                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase (i) any and all issued and outstanding shares of Common Stock, no par value, of the Company (the "COMPANY COMMON STOCK"; the shares of Company Common Stock being hereinafter referred to as the "SHARES"), (ii) any and all issued and outstanding warrants issued by the Company pursuant to the Warrant Agreement, dated as of May 28, 1996 (the "SHAREHOLDER WARRANT AGREEMENT") by and between the Company and Wells Fargo Bank N.A. as Warrant Agent (the "SHAREHOLDER WARRANTS"), (iii) any and all issued and outstanding warrants issued by the Company to representatives of Nutmeg Securities, Ltd. pursuant to the Representative's Warrant to Purchase Units of Common Stock and Redeemable Warrants (the "REPRESENTATIVE WARRANT AGREEMENT"), each dated as of May 31, 1996, by and between the Company and each of John Lane, Daniel Guilfoile, Matthew Rochlin, Gayle Aufderhide, Cathy Mayberry and Stephen Marchese (the "REPRESENTATIVE WARRANTS") and (iv) the issued and outstanding warrant issued to John W. Barrett pursuant to the Warrant to Purchase Common Stock of the Company (the "EXECUTIVE WARRANT AGREEMENT"), by and between John W. Barrett and the Company (the "EXECUTIVE WARRANT," and together with the Shares, Shareholder Warrants and Representative Warrants, the "OFFER SECURITIES") at the Applicable Offer Prices (as such term is defined in
SECTION 9.3), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Offer Securities accept the Offer and tender their Offer Securities pursuant to the Offer and that the Company's shareholders approve this Agreement;

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have (i) determined that the merger of Sub and the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company and not constituting a Dissenting Share (as such term is defined in Section 2.5(d)) will be converted into the right to receive the Common Stock

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



Merger Consideration, is fair and in the best interests of their shareholders and (ii) the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

                  WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith (i) Parent and the Company are entering into the Stock Option Agreement dated as of the date hereof (the "STOCK OPTION AGREEMENT") in the form of the attached EXHIBIT A and (ii) Parent and certain of the shareholders of the Company are entering into Stockholder Agreements dated as of the date hereof (the "SHAREHOLDER AGREEMENTS") in the forms of the attached EXHIBIT B.

                  NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                    THE OFFER

                  Section 1.1 THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than August 9, 1999, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), the Offer. Subject to Section 1.1(c), the obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Offer Securities tendered pursuant to the Offer shall be subject only to the Minimum Condition (as defined in the attached EXHIBIT C) and the other conditions set forth in EXHIBIT C (the Minimum Condition and such other conditions being hereinafter collectively referred to as the "OFFER CONDITIONS") (any of which may be waived by Sub in whole or in part at any time and from time to time in its sole discretion, except that, subject to Section 1.1(c), Sub shall not waive the Minimum Condition without the consent of the Company) and subject to the rights of Parent or Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Offer Securities subject to the Offer, (ii) reduce the Applicable Offer Prices, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted

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



under clause (i) or (ii) of this sentence, and (iv) exercise Sub's rights under
Section 1.1(c), in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, either of the conditions set forth in paragraphs (e) and (f) of EXHIBIT C or the Minimum Condition shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c), (d), (g), (h) and (i) shall then be satisfied, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof and provided that Sub shall not be required to extend the Offer beyond September 30, 1999. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Offer Securities validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

                  (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Offer Securities as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall be or shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Offer Securities, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to holders of Offer Securities. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

                  (c) In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Sub may, in its sole discretion and without the consent of the Company (i) if any Offer Conditions other than the Minimum Condition shall not have been satisfied or waived, withdraw the Offer or allow it to expire, subject to the right of the Company to request that Sub extend the Offer by reason of the failure to satisfy either of the conditions set forth in paragraphs (e) and (f) of EXHIBIT C or the Minimum Condition, as set forth in Section 1.1(a), (ii) extend the Offer pursuant to Section 1.1(a),
(iii) withdraw the Offer and, at the request of Sub (confirmed in writing), Company, acting through the Company's Board of Directors, shall,

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



in accordance with applicable law, the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the giving of such request by Sub for the purpose of considering and taking action upon the Merger and this Agreement, and the parties shall comply with the procedures and obligations set forth in
Section 2.8 with respect to a Special Meeting or (iv) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any Shares issued pursuant to the Stock Option Agreement but without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement), and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, Sub shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by Sub, will equal 49.99% of the Shares then outstanding (the "REVISED MINIMUM NUMBER"), and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares, and, in the case of each of clauses (i), (ii), (iii) and (iv), subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. In no event, however, shall Sub be required to accept for purchase or pay for any Offer Security if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration date. Notwithstanding any other provisions of this Agreement, in the event that Sub purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Sub prior to the termination of this Agreement, Company shall take no action whatsoever to increase the percentage of Shares owned by Sub in excess of the Revised Minimum Number.

                  (d) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Offer Securities that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  Section 1.2 COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer, the Merger and the entering into of the Stock Option Agreement, are fair to and in the best interests of the holders of the Offer Securities, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the holders of the Offer Securities accept the Offer and approve and tender their Offer Securities pursuant thereto and that the shareholders adopt this Agreement and approve the transactions contemplated hereby; PROVIDED, HOWEVER, that subject to the provisions of Section 5.2, such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 5.2). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a).


                                       -4-

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                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "SCHEDULE 14D-9") containing the recommendation described in
Section 1.2(a) (subject to the right to withdraw, modify or amend such recommendation as and to the extent referred to in Section 1.2(a)), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Offer Securities as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall be or shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Offer Securities, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to holders of the Offer Securities. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

                  (c) In connection with the Offer and the Merger, the Company shall direct its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Offer Securities as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Offer Securities and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Offer Securities. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their commercially reasonable efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                   ARTICLE II

                                   THE MERGER

                  Section 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the California General Corporation Law, as amended ("CGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.2).

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



Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue its corporate existence under the laws of the State of California as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the CGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

                  Section 2.2 EFFECTIVE TIME. As soon as practicable after the satisfaction of the conditions set forth in Article VII, the Company shall duly execute and file with the Secretary of State of the State of California, an agreement of merger together with the requisite officer's certificate (the "CALIFORNIA MERGER AGREEMENT") or a certificate of ownership (the "CERTIFICATE OF OWNERSHIP") or such other documents or certificates as may be required under the CGCL to effect the Merger. In addition, the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective when the California Merger Agreement or the Certificate of Ownership, as applicable, is filed with the Secretary of State of the State of California or at such later time as specified in the document so filed. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "EFFECTIVE TIME."

                  Section 2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in applicable provisions of the CGCL including, without limitation, Section 1107 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 2.4 CHARTER AND BYLAWS; DIRECTORS AND OFFICERS. (a) At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and permitted by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, or in the Articles of Incorporation and permitted by applicable law.

                  (b) At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned and the directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be deemed to have resigned and the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.5 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

                  (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (b) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(b) and other than Dissenting Shares (as defined in Section 2.5(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Common Stock Merger Consideration. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration.

                  (d) SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "DISSENTING SHAREHOLDER") who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares and perfected such holder's right to such appraisal in accordance with the CGCL (if the CGCL provides for appraisal rights for such Shares in the Merger) ("DISSENTING SHARES") shall not be converted as described in Section 2.5(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the CGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for payment or fails to perfect or otherwise loses his right of payment, in any case pursuant to the CGCL, the Shares of such Dissenting Shareholder shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Merger Consideration. The Company shall give Parent (i) prompt written notice of any demands for payment received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  (e)  WARRANTS.

                           (i) Each Shareholder Warrant issued and outstanding immediately prior to the Effective Time (other than any Shareholder Warrant which is held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any Shareholder Warrant owned by Parent or any wholly owned Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with Section 9.4 of the Shareholder Warrant Agreement, into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Common Stock Merger Consideration upon exercise of the Shareholder Warrant and payment by the holder of the exercise price as provided in the Shareholder Warrant Agreement. The Surviving Corporation shall execute with the Warrant Agent of the Shareholder Warrant Agreement an agreement setting forth the terms of this clause (i) pursuant to
         Section 9.4 of the Shareholder Warrant Agreement.

                           (ii) Each Representative Warrant issued and outstanding immediately prior to the Effective Time (other than any Representative Warrant which is held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any Representative Warrant owned by Parent or any wholly owned Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares or Shareholder Warrants, but shall become exercisable, in accordance with Section (g)(B) of the Representative Warrant Agreement, into the right to receive from the Surviving Corporation (A) for each Share underlying the Representative Warrant, an amount in cash, without interest, equal to the Common Stock Merger Consideration upon exercise of the Representative Warrant and payment by the holder of the exercise price for each Share as provided in the Representative Warrant Agreement and (B) for each Shareholder Warrant underlying the Representative Warrant, an amount in cash, without interest, equal to the Shareholder Warrant Consideration upon exercise of the Representative Warrant and payment by the holder of the exercise price for each Shareholder Warrant as provided in the Representative Warrant Agreement. The Surviving Corporation shall cause a statement evidencing the terms of this clause (ii) to be filed in accordance with Section (g)(B) of the Representative Warrant Agreement.

                           (iii) If issued and outstanding immediately prior to the Effective Time, the Executive Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with Section 13.1(a) of the Executive Warrant Agreement, into the right to receive from the Surviving Corporation for each Share underlying the Executive Warrant, an amount in cash, without interest, equal to the Common Stock

         Merger Consideration upon exercise of the Executive Warrant and payment by the holder of the exercise price for each Share as provided in the Executive Warrant Agreement.

                  (f) NOTICE OF SHORT-FORM MERGER. If Parent is not required under the CGCL to obtain the approval of the other shareholders of the Company in order to effect the Merger and effects the Merger without holding a meeting of the shareholders, then, prior to consummating the Merger, Parent will provide notice, as required by the CGCL, that the Merger will become effective on or after a specified date and that the shareholders are entitled to exercise their dissenters' rights.

                  Section 2.6 EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "PAYING AGENT"), and at the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amount necessary for the payment of the Common Stock Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN SHARES. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) TERMINATION OF PAYMENT FUND. Any portion of the funds made available to the Paying Agent to pay the Common Stock Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Common Stock Merger Consideration to which they are entitled.

                  (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  (f) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

                  Section 2.7 MERGER WITHOUT MEETING OF SHAREHOLDERS. Notwithstanding the foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire (including as a result of exercising the option granted pursuant to the Stock Option Agreement) and own at least 90 percent of the outstanding Shares, and provided that the conditions set forth in
Section 7.1 have been satisfied, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance and payment for the Shares by Sub pursuant to the Offer without a meeting of shareholders of the Company, in accordance with
Section 1110 of the CGCL.

                  Section 2.8  SHAREHOLDERS' MEETING.

                  (a) If Sub is unable to utilize the provisions of Section 1110 of the CGCL, then as soon as practicable following the consummation of the Offer or withdrawal of the Offer pursuant to Section 1.1(c)(iii) and if required by applicable law in order to consummate the Merger, Company, acting through the Company's Board of Directors shall, in accordance with applicable law, the Company Charter and Company Bylaws:

                           (i)  duly call, give notice of, convene and hold a
special meeting of its shareholders (the "SPECIAL MEETING") as promptly as practicable following the acceptance for payment and purchase of Offer Securities by Sub pursuant to the Offer or withdrawal of the Offer pursuant to
Section 1.1(c)(iii) for the purpose of considering and taking action upon the Merger and this Agreement;

                           (ii) prepare and file with the SEC in compliance with
applicable law a preliminary proxy or information statement relating to the Special Meeting (together with any amendments thereto or supplements thereof, the "PROXY STATEMENT") and use its commercially reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to any preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders and (B) to obtain the necessary approval of this Agreement by its shareholders (the "COMPANY SHAREHOLDER APPROVAL"); and

                           (iii) subject to the fiduciary obligations of the
Company Board under applicable law as advised by outside legal counsel, include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval and adoption of the Merger and of this Agreement.

                  (b) The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

                  (c) Parent will provide Company with the information concerning Parent and Sub required to be included in the Proxy Statement. If Sub purchases Shares pursuant to the Offer, the record date for the Special Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock pursuant to the Offer. Parent shall vote, or cause to be voted, all of the Shares then owned by it, Sub or any of their subsidiaries and affiliates in favor of the approval of this Agreement.

                  (d) If Company Shareholder Approval is obtained and provided that the conditions set forth in Article VII have been satisfied, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after obtaining Company Shareholder Approval in accordance with the CGCL.

                  Section 2.9 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  Section 2.10 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
                ------------------------------------------------

                  Parent and Sub represent and warrant to the Company as follows:

                  Section 3.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

                  Section 3.2 AUTHORITY. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have approved the acquisition of the Company and have approved and adopted this Agreement in accordance with the laws of the jurisdiction of its incorporation. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Shareholder Agreements, Parent has all requisite corporate power and authority to enter into the Stock Option Agreement, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Shareholder Agreements, the execution and delivery by Parent of the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub, including by Parent as the sole shareholder of Sub, subject, in the case of this Agreement, to the filing of the California Merger Agreement or the Certificate of Ownership as required by the CGCL. This Agreement and the Shareholder Agreements have been duly executed and delivered by Parent and Sub, and the Stock Option Agreement has been duly executed and delivered by Parent, and (assuming the valid authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, the valid authorization, execution and delivery of the Shareholder Agreements by the shareholders who are parties thereto and the validity and binding effect hereof and thereof on the Company and such shareholders) this Agreement and the Shareholder Agreements constitute the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms and the Stock Option Agreement constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

                  Section 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming that all filings and obligations described in this Section 3.3 have been made, and the execution and delivery of this Agreement, the Stock Option Agreement and the Shareholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of Sub, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or the Shareholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "GOVERNMENTAL ENTITY") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Option Agreement or the Shareholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholder Agreements, except for (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the California Merger Agreement or the Certificate of Ownership with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "STATE TAKEOVER APPROVALS"), (iv) applicable requirements, if any, of state securities or "blue sky" laws ("BLUE SKY LAWS"),
(v) as may be required under foreign laws and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stock Option Agreement or the Shareholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

                  Section 3.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT") or (iv) the Proxy Statement will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the holders of the Offer Securities, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Special Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The

Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

                  Section 3.5 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  Section 3.6 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

                  Except as disclosed in the letter dated the date hereof and delivered on the date hereof by the Company to Parent, and which is designated the Company Letter (the "COMPANY LETTER"), the Company represents and warrants to Parent and Sub as follows:

                  Section 4.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in or control any corporation, limited liability company, partnership, trust, joint venture or other entity.

                  Section 4.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 Shares. At the close of business on June 30, 1999:

                  (i) 2,305,500 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

                  (ii) No Shares were held in the treasury of the Company;

                  (iii) 1,010,501 Shares were reserved for issuance in the aggregate upon the exercise of outstanding stock options issued under the Company's 1996 Employee Stock Option Plan, as amended (the "COMPANY STOCK OPTION PLAN");

                  (iv) 515,000 Shares were reserved for issuance upon the exercise of the Shareholder Warrants;

                  (v) 135,000 Shares were reserved for issuance upon the exercise of the Representative Warrants; and

                  (vi) 100,100 Shares were reserved for issuance upon the exercise of the Executive Warrant.

                  Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Common Stock issued under the Company Stock Option Plan (collectively, the "COMPANY STOCK OPTIONS"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable. Except for the Company Stock Options, the Company Stock Option Plan, the Shareholder Warrants, the Representative Warrants and the Executive Warrant, there are no options, warrants, calls, rights or agreements to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

                  Section 4.3 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and the holders of the Offer Securities, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the CGCL, resolved to recommend the acceptance of the Offer by the holders of the Offer Securities and directed that this Agreement be submitted to the Company's shareholders for approval if required by applicable law in order to consummate the Merger. The Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement, to consummate the transactions contemplated by the Stock Option Agreement and, subject to approval by the shareholders of the Company of this Agreement, if required by applicable law in order to consummate the Merger to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of the California Merger Agreement or the Certificate of Ownership as required by the CGCL. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the Stock Option Agreement by Parent and the validity and binding effect of this Agreement on Parent and Sub and the Stock Option Agreement on Parent) constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of up to 461,099 Shares pursuant to the Stock Option Agreement has been duly authorized by the Company's Board of Directors.

                  Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this
Section 4.4 have been obtained and all filings and obligations described in this
Section 4.4 have been made, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Company Bylaws,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except for (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the California Merger Agreement or the Certificate of Ownership with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,
(iv) applicable requirements, if any, of Blue Sky Laws or the American Stock Exchange, (v) as may be required under foreign laws and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

                  Section 4.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents (including proxy statements) with the SEC since May 1, 1996 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and, at the respective times each was filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company as at the respective dates thereof and the results of operations and cash flows of the Company for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since May 1, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

                  Section 4.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the holders of Offer Securities, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                  Section 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, since December 31, 1998, (A) the Company has not incurred any liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Company, or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) the Company has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company,
(C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company Annual Report, (y) any granting by the Company to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company Annual Report or (z) any entry by the Company into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company from that described in the Company SEC Documents filed prior to the date hereof and (F) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

                  Section 4.8 PERMITS AND COMPLIANCE. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not in violation of (A) the Company Charter or the Company Bylaws, (B) any law, ordinance, administrative or governmental rule or regulation, or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company, except, in the case of clauses (A) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its business or, to the Knowledge of the Company, purport to bind any shareholder or any Affiliated Person of any shareholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement or the Stock Option Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the directors and executive officers of the Company.

                  Section 4.9 TAX MATTERS. Except as otherwise set forth in
Section 4.9 of the Company Letter, (i) the Company has filed in compliance with applicable laws all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete, and disclose all Taxes (as hereinafter defined) required to be paid by the Company for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete and to disclose all Taxes required to be paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested; (iii) the Company has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iv) the Company has not waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; and (viii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) the Company has never been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis; (xi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to the Foreign Investment Real Property Tax Act) and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement; and (xii) the Company has never had any direct or indirect ownership in any corporation, partnership, joint venture or other entity. For purposes of this Agreement: (i) "TAXES" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and
(ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 4.10 ACTIONS AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company, or against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of the Company with respect to the Company, any of the properties, assets or business of the Company or any Company Plan. There are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its or their present or former directors, officers, employees, consultants, agents or shareholders with respect to the Company, or any of the properties, assets or business of the Company or any Company Plan. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its present or former officers, directors, employees, consultants, agents or shareholders with respect to the Company, or any of the properties, assets or business of the Company relating to the transactions contemplated by this Agreement and the Stock Option Agreement.

                  Section 4.11 CERTAIN AGREEMENTS. Except as set forth in
Section 4.11 of the Company Letter, the Company is not a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "COMPENSATION AGREEMENTS"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement. No holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company, is or will be entitled to receive cash from the Company in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement or the Stock Option Agreement. Section 4.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company from each officer, director or employee of the Company.

                  Section 4.12 ERISA AND CHANGE OF CONTROL AGREEMENTS. (a) Each Company Plan is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS,
(ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS,
(viii) the three most recent actuarial reports or valuations relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ix) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time during the past six years has maintained or contributed to any pension plan which is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability or, at any time has maintained or contributed to any Company Multiemployer Plan.

                  (b) Except as listed in Section 4.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 4.12(b) of the Company Letter, neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under each Company Plan or by law (without regard to any waivers granted under Section 412 of the Code) have been made by the due date thereof (including any valid extension).

                  (c) As used herein, (i) "COMPANY PLAN" means a "PENSION PLAN" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "WELFARE PLAN" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate has contributed or otherwise may have any liability, (ii) "COMPANY MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                  (d) Section 4.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company, (ii) severance programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees containing change of control or similar provisions.

                  (e) Except as set forth in Section 4.12(e) of the Company Letter, the Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of Section 280G of the Code.

                  (f) Except as set forth in Section 4.12(f) of the Company Letter, no Company Plan is subject to laws outside of United States law.

                  Section 4.13 COMPLIANCE WITH WORKER SAFETY LAWS. The properties, assets and operations of the Company are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "WORKER SAFETY LAWS"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations currently owned, leased or operated by the Company, and with respect to any properties, assets or operations previously owned, leased or operated by the Company, during any time such properties, assets and operations were owned, leased or operated by the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

                  Section 4.14 LIABILITIES; PRODUCTS. (a) Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, since December 31, 1998 the Company has incurred no liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, other than in the ordinary course of business and consistent with past practices. As of the date hereof, the indebtedness for borrowed money of the Company does not exceed $3,000,000.

                  (b) Except as set forth in Section 4.14(b) of the Company Letter, since December 31, 1998, the Company has not received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company. No product sold or delivered or service rendered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for products delivered and services rendered by the Company, copies of which have previously been delivered to Parent.

                  (c) The Company has provided to Parent a schedule of products in development and planned introductions, a copy of which is attached to the Company Letter. The Company reasonably expects the goals set forth therein to be achieved in all material respects, except for such deviations as would not have a Material Adverse Effect on the Company. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the Company's sales brochures and other statements made about them by or on behalf of the Company, (ii) otherwise meet the reasonable expectations of customers,
(iii) comply with applicable regulatory requirements and (iv) avoid claims of the type described in Section 4.14 (b).

                  Section 4.15 LABOR MATTERS. Except as set forth in Section
4.15 of the Company Letter, the Company is not a party to any collective bargaining agreement or labor contract. The Company has not engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company (the "COMPANY BUSINESS PERSONNEL"), and there is no unfair labor practice charges or complaints pending, or to the Knowledge of the Company, threatened before the National Labor Relations Board or any equivalent governmental entity, except where such unfair labor practice or complaint would not have a Material Adverse Effect on the Company. The Company has not at any time during the last three (3) years had, and to the Knowledge of the Company there is not now threatened, any walk-out, strike, union activity, picketing, work stoppage, work slow-down or any other similar occurrence relating to the Company, except where such walk-out, strike, union activity, picketing, work stoppage, work slow-down or any other similar occurrence would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company which may interfere with the business activities of the Company, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has not been any attempt to organize or represent the Company Business Personnel at any time during the last three (3) years. The Company has not had a plant closing or mass layoff relating to its business as such terms are defined in the Worker Adjustment and Retraining Notification Act.

                  Section 4.16 INTELLECTUAL PROPERTY; YEAR 2000. "COMPANY INTELLECTUAL PROPERTY" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the business of the Company as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company owns, or possesses adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the Company Intellectual Property that is necessary, appropriate or desirable for the conduct or contemplated conduct of the Company's business. Section 4.16 of the Company Letter lists each license or other agreement pursuant to which the Company has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "COMPANY LICENSES"). There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted or contemplated does not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, service mark right, copyright, trade secret or any other intellectual property rights of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 4.16 of the Company Letter, the Company has not licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 4.16 of the Company Letter, the current and previously sold products of the Company and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company, are Year 2000 Compliant, and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

                  Section 4.17 TITLE TO AND SUFFICIENCY OF ASSETS. (a) As of the date hereof, the Company owns, and as of the Effective Time the Company will own, good and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "LIENS"), except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or Section
4.17 of the Company Letter and except where the failure to own such title would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Such assets, together with all assets held by the Company under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted, except for such assets the failure to have would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The Company does not own any Real Estate. All Real Estate assets held by the Company under leases are adequate for the operation of the business of the Company as presently conducted. The leases to all Real Estate occupied by the Company which are material to the operation of the business of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "REAL ESTATE" means, with respect to the Company, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

                  Section 4.18 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement and by the Stock Option Agreement based upon arrangements made by or on behalf of the Company.

                  Section 4.19 REQUIRED VOTE OF COMPANY SHAREHOLDERS. No vote of the security holders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and in the Stock Option Agreement other than the affirmative vote of the holders of at least a majority of Shares entitled to vote if such vote is required by the CGCL in order to consummate the Merger.

                  Section 4.20 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

                  Section 4.21 INVENTORIES. Except as set forth in Section 4.21 of the Company Letter, all inventories of the Company consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.21 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

                  Section 4.22  ENVIRONMENTAL MATTERS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law; (ii) "ENVIRONMENTAL LAW" means any law, past or present and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and
(iii) "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                  (b) Except as disclosed in Section 4.22 of the Company Letter, the Company is and has been in compliance with all applicable Environmental Laws, has obtained all Environmental Permits and are in compliance with their requirements, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 4.22 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) Except as disclosed in Section 4.22 of the Company Letter, the Company has not (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's properties or any other properties, nor caused any facts or conditions that could give rise to an environmental claim, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's properties or any other property but arising from the Company's current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability,
(C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's current or former properties or operations or any other properties, (D) alleging noncompliance by the Company with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's current or former properties or operations or any other properties, except in each case for the notices set forth in Section
4.22 of the Company Letter.

                  (d) Except as disclosed in Section 4.22 of the Company Letter, no Environmental Law imposes any obligation upon the Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

                  (e) The Company has provided or made available to Parent copies of any Environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company relating to any real property currently or formerly owned, leased or occupied by the Company.

                  Section 4.23 SUPPLIERS, CUSTOMERS AND EMPLOYEES. Except as set forth in Section 4.23 of the Company Letter, the Company has not received any notice nor has any reason to believe that (a) any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions (b) any significant customer intends to terminate or limit or alter its business relationship with the Company, or (c) any employee or group of employees significant to the Company or any of its operations intends to terminate or has terminated his or their employment with the Company.

                  Section 4.24 INSURANCE. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.24 of the Company Letter, the Company has not received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

                  Section 4.25 ACCURACY OF INFORMATION. Neither this Agreement nor any other document provided by the Company or any of its employees or agents to Parent in connection with the transactions contemplated herein, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                  Section 4.26 TRANSACTIONS WITH AFFILIATES. (a) For purposes of this Section 4.26, the term "AFFILIATED PERSON" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, the Company or (iv) any member of the immediate family or any of such persons.

                  (b) Except as set forth in Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, since December 31, 1997, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

                  (c) Except as set forth in Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, (i) the contracts of the Company do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

                  (d) To the Knowledge of the Company and except as set forth in
Section 4.26 of the Company Letter or in the Company SEC Reports filed with the SEC prior to the date hereof, no Affiliated Person is a party to any contract with any customer or supplier of the Company that affects in any material manner the business, financial condition or results of operation of the Company.

                  Section 4.27 STATE TAKEOVER LAWS No "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby or thereby.

                  Section 4.28 CONTRACTS. Except as set forth in Section 4.28 of the Company Letter, the Company is not a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company that would be required to be disclosed under
Item 404 of Regulation S-K promulgated by the SEC, (iv) voting or other agreement governing how any Shares shall be voted, (v) acquisition, merger, asset purchase or sale agreement, (vi) agreement which provides for, or relates to, the incurrence by the Company of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), or (vii) contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (vii) being referred to herein as "MATERIAL CONTRACTS"). Each Material Contract is valid and binding on the Company and is in full force and effect, and the Company has performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in Section
4.28 of the Company Letter, the Company is not in default or does not know of, or has not received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, except any such default or violation that, individually or in the aggregate, would not have a Material Adverse Effect.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                    -----------------------------------------

                  Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement through the Effective Time, the Company shall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not without the prior written consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option
         Plan) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common

         Stock upon exercise of the Shareholder Warrants, Representative Warrants or Executive Warrant, (C) the issuance of shares of Company Common Stock pursuant to the Stock Option Agreement and (D) as set forth in Section 5.1(ii) of the Company Letter;

                  (iii) amend the Company Charter or Company Bylaws;

                  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

                  (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

                  (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than in the ordinary course of business consistent with past practice;

                  (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company;

                  (viii) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

                  (ix) increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

                  (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

                  (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                  (xiii) settle or compromise any federal, state, local or foreign income tax dispute;

                  (xiv) settle or compromise any claims or litigation or commence any litigation or proceedings;

                  (xv) enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company without penalty or premium by notice of 30 days or less, (ii) which involves or is expected to involve future payments of $100,000 or more during the term thereof, or (iii) any other agreement or contract material to the Company; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $100,000;

                  (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms;

                  (xvii) purchase or exercise the option to purchase the aircraft pursuant to the Aircraft Purchase and Sale Agreement between the Company and VisionAire Corporation dated December 18, 1996; or

                  (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  Section 5.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any Company Affiliate (as defined below) to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any Company Affiliate to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Company Affiliate in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal;

PROVIDED, HOWEVER, that nothing contained in this Section 5.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and PROVIDED, FURTHER, that prior to the acceptance for payment of Offer Securities pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company and its representatives may, in response to an unsolicited request therefor, and subject to compliance with Section 5.2(b), furnish information with respect to the Company and the Company Affiliates to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any Company Affiliate or any financial advisor, attorney or other advisor or representative of the Company or any Company Affiliate, whether or not such person is purporting to act on behalf of the Company or any Company Affiliate or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "COMPANY AFFILIATE" means any person that (i) directly or indirectly controls the Company, (ii) directly or indirectly is controlled by the Company or (iii) is under direct or indirect common control with the Company; "TAKEOVER PROPOSAL" means any proposal for a merger or other business combination involving the Company or any Company Affiliate or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any Company Affiliate, other than (i) the transactions contemplated by this Agreement and the Stock Option Agreement and (ii) any financing or investment solely by the Company's officers and directors after termination of this Agreement pursuant to the terms approved by the Company's Board of Directors on June 10, 1999 (the "POST-TERMINATION COMPANY FINANCING"), and "SUPERIOR PROPOSAL" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after consultation with the Company's independent financial advisor) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

                  (b) The Company shall advise Parent orally and in writing of
(i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent orally and in writing of such intention not less than one full business day in advance of providing such information. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

                  Section 5.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

                  Section 6.1 PUBLIC ANNOUNCEMENTS. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case Parent and the Company will not issue any such press release or written public statements without prior consultation of the other party.

                  Section 6.2 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section
6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Agreement Regarding the Receipt of Confidential Information between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

                  Section 6.3. DIRECTORS. Promptly after such time as Sub purchases the Offer Securities pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries (determined after giving effect to the directors elected pursuant to this Section 6.3); PROVIDED, HOWEVER, that, subject to the next sentence, if Parent and its subsidiaries shall hold at least 90% of the aggregate voting power of the shares of Common Stock, Sub shall be entitled to designate all of the members of Company's Board of Directors; PROVIDED, FURTHER, that if Sub shall have purchased the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the greatest whole number plus one to give Sub at least a majority of the members of the Company's Board of Directors. In the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "INDEPENDENT DIRECTORS"); PROVIDED, HOWEVER, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this
Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Company Bylaws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

                  Section 6.4 FEES AND EXPENSES. (a) Except as provided in this
Section 6.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

                  (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

                  (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Expenses (as defined below) of Parent and the Termination Fee (as defined below) upon demand;

                  (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand;

                  (iii) if Parent or Sub terminates this Agreement under Section 8.1(c) and at the time of any such termination, a Takeover Proposal shall have been made, (x) the Company shall pay the Expenses of Parent upon demand, and (y) if concurrently therewith or within nine months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or
         (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

If the Company does not pay, or cause to be paid, the amounts described above and at the times set forth above, such amounts shall accrue interest at a rate of prime rate plus 2% as set forth in the "Money Rate" section of The Wall Street Journal.

                  (c) Parent shall pay, or cause to be paid, in same day funds to the Company, the Expenses of the Company if the Company terminates this Agreement under Section 8.1(f). If Parent does not pay, or cause to be paid, such amount at such time, such amount shall accrue interest at a rate of prime rate plus 2% as set forth in the "Money Rate" section of The Wall Street Journal.

                  (d) "EXPENSES" means with respect to Parent or the Company, as the case may be, documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Company, as the case may be, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or the Company, as the case may be; PROVIDED that the Expenses of Parent payable by the Company under this Section 6.4 shall not exceed $250,000 and the Expenses of the Company payable by Parent under this Section 6.4 shall not exceed $250,000; and "TERMINATION FEE" means $750,000; PROVIDED, HOWEVER, that the aggregate amount of the Termination Fee and Expenses payable to Parent shall be reduced to an amount not less than zero by subtracting from the aggregate amount otherwise payable to Parent the amount realized or anticipated to be realizable (based on the facts as they exist on the date such aggregate amount shall become due) by Parent under the Stock Option Agreement; PROVIDED FURTHER that if such aggregate amount shall be so reduced by an amount realizable by Parent and thereafter the Stock Option Agreement shall terminate without receipt by Parent of such amount, then, to the extent Parent is entitled to receive such aggregate amount, an additional payment shall be made to Parent in such amount promptly following such termination.

                  Section 6.5 STOCK OPTIONS. (a) Prior to the consummation of the Offer or the Effective Time, whichever is earlier, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to (i) cause each Company Stock Option that is outstanding as of the date hereof to vest and to be exercisable immediately prior to the consummation of the Offer or the Effective Time, whichever is earlier and (ii) cause each Company Stock Option that is outstanding upon the consummation of the Offer or the Effective Time, whichever is earlier, to be canceled as of the consummation of the Offer or the Effective Time, whichever is earlier, in consideration for which the holder of such canceled option (an "OPTION HOLDER") shall be entitled to receive from the Company an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Option and (2) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share for the purchase of the Company Common Stock subject to such Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to clause (ii) of the first sentence of this Section 6.5 shall be paid as soon as reasonably practicable following the acceptance for payment by Sub of Offer Securities pursuant to the Offer or the Effective Time, whichever is earlier. The amount payable to any Option Holder pursuant to clause (ii) of the first sentence of this Section 6.5 shall be reduced to the extent necessary to prevent such payment, together with any other amounts payable to such Option Holder by the Company, from constituting a "parachute payment," within the meaning of section 280G of the Code. The surrender of an Option in exchange for the consideration contemplated by clause (ii) of the first sentence of this Section 6.5 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

                  (b) The Company shall take all actions necessary to provide that, effective as of acceptance for payment by Sub of Offer Securities pursuant to the Offer or the Effective Time, whichever is earlier, (i) the Company Stock Option Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement to the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated, and (iii) no Option Holder will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

                  (c) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Option Plan to comply with this Section 6.5 without the consent of any Option Holder.

                  (d) In order to aid Parent and Sub in determining whether the Minimum Condition has been satisfied, the Company shall give prompt notice to Parent of any Company Stock Option or Warrant that is exercised by a holder thereof between the date of this Agreement and the expiration of the Offer or the Effective Time, whichever is earlier.


                  Section 6.6 COMMERCIALLY REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer, the

Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

                  (b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

                  Section 6.7  OBLIGATIONS OF PARENT.

                  (a) Subject to obtaining the consent from Imperial Bank to an assignment and assumption of the Line of Credit Facility and Note Payable between the Company and Imperial Bank, dated October 5, 1998, Parent shall assume and pay, or shall cause a Subsidiary of Parent to assume and pay, the indebtedness for borrowed money under such Facility in the principal amount of $2,705,812 plus accrued interest within five days of the purchase of Shares constituting the Minimum Condition by Sub pursuant to the Offer or the Effective Time, whichever is earlier.

                  (b) Parent shall assume, or shall cause a Subsidiary of Parent to assume, the promissory notes payable to the Williams Family Trust dated June 11, 1999, June 17, 1999, July 8, 1999 and July 9, 1999 in the aggregate amount of $240,000 (the "WILLIAMS NOTES") and shall pay the principal amount and any accrued interest in respect of the Williams Notes within five days of the purchase of the Shares constituting the Minimum Condition by Sub pursuant to the Offer or the Effective Time, whichever is earlier, upon delivery and cancellation of the Williams Notes pursuant to Section 3(f) of the Shareholder Agreement among the Williams Family Trust, Parent and Sub.

                  (c) Parent agrees that, after the Effective Time, it shall use commercially reasonable efforts to terminate the guarantee obligations of Jack and Ellyn Williams related to those certain lease agreements with the Levine Family Trust and Carlsbad Las Palmas, LLC, respectively. Parent and its Affiliates shall not be obligated to pay any fee in connection with its efforts under this clause (c).

                  Section 6.8 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Stock Option Agreement or the Shareholder Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                  Section 6.9 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by the Company pursuant to the CGCL, the Company Charter or the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.

                  (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the last annual premiums paid prior to the date hereof but in such case shall purchase as much coverage as possible for such amount.

                  (c) Parent hereby agrees that, effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under
Section 6.9(a) and (b).

                  Section 6.10 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or
(y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

                  Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) SHAREHOLDER APPROVAL. If required by applicable law, the Company Shareholder Approval shall have been obtained.

                  (b) PURCHASE OF OFFER SECURITIES. Unless Sub shall have exercised its rights under Section 1.1(c)(iii), Sub shall have previously accepted for payment and paid for Offer Securities pursuant to the Offer.

                  (c) NO ORDER. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                  Section 7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

                  (b) CONSENTS. (i) The Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in this Agreement, the Stock Option Agreement or the Shareholder Agreements.

                  (ii) In obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Stock Option Agreement or the Shareholder Agreements, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent.

                  (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

                  Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

                  (a)  by mutual written consent of Parent and the Company;

                  (b)  by either Parent or the Company:

                           (i) if (x) as a result of the failure of any of the
                  Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Offer Securities pursuant to the Offer or (y) Sub shall not have accepted for payment any Offer Securities pursuant to the Offer and Sub shall not have exercised its rights under Section 1.1(c)(iii) on or prior to September 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

                           (ii) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Offer Securities pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c) by Parent or Sub prior to the purchase of Offer Securities pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of EXHIBIT C and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

                  (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of EXHIBIT C to this Agreement;

                  (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the members of the Board of Directors determines, in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would constitute a breach of such Board's fiduciary duties under applicable law, provided that the Company has complied with all provisions of Section 5.2, including the notice provisions therein, and that it has complied with, or will comply with, the requirements of
         Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until one full business day has elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company; or

                  (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or

         Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

                  Section 8.3 AMENDMENT. Subject to Section 6.3, this Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.4 WAIVER. At any time prior to the Effective Time, subject to Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

                  Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                  Section 9.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

                  If to Parent or Sub, to:

                  Harris Corporation
                  1025 W. NASA Boulevard
                  Melbourne, Florida  32919
                  Attention:  Scott T. Mikuen and Corporate Secretary
                  Facsimile:  407/727-9234

                  with a copy (which shall not constitute notice) to:

                  Sidley & Austin
                  One First National Plaza
                  Chicago, Illinois 60603
                  Attention:  Jim Kaput
                  Facsimile:  312/853-7036

                  If to the Company, to:

                  Pacific Research & Engineering Corporation
                  2070 Las Palmas Drive
                  Carlsbad, California  92009
                  Attention:  President
                  Facsimile:  760/438-9277

                  with a copy (which shall not constitute notice) to:

                  Gray Cary Ware & Freidenrich LLP
                  4365 Executive Drive, Suite 1600
                  San Diego, California 92121
                  Attention:  Rebecca Schmitt
                  Facsimile:  858/677-1477

or to such other address as such party may indicate by a notice delivered to the other parties in accordance with this SECTION 9.2.

                  Section 9.3 INTERPRETATION. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall be deemed to have been drafted and negotiated by each party hereto and neither this Agreement nor any other agreement, document, or instrument referred to herein or executed and delivered in connection herewith shall be construed against any of the parties as a principal draftsperson hereof or thereof.

                  (b) "APPLICABLE OFFER PRICES" shall mean, with respect to (i) each Share, the Common Stock Merger Consideration, (ii) each Shareholder Warrant, the Shareholder Warrant Consideration, (iii) each Representative Warrant, the Representative Warrant Consideration for each Share underlying such Representative Warrant and (iv) the Executive Warrant, the Executive Warrant Consideration for each Share underlying such Executive Warrant.

                  (c) "COMMON STOCK MERGER CONSIDERATION" shall mean $2.35, or any greater amount to be paid per share of Company Common Stock in the Offer.

                  (d) "COMPANY CHARTER" shall mean the Amended and Restated Articles of Incorporation of the Company.

                  (e) "COMPANY BYLAWS" shall mean the Amended and Restated Bylaws of the Company.

                  (f) "EXECUTIVE WARRANT CONSIDERATION" shall mean $0.15, or any greater amount to be paid in the Offer.

                  (g) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the business prospects and condition (financial or otherwise), of the Company, or Parent and its Subsidiaries, taken as a whole, as the case may be.

                  (h) "MERGER CONSIDERATION" shall mean, collectively, the Common Stock Merger Consideration, the Shareholder Warrant Consideration, the Representative Warrant Consideration and the Executive Warrant Consideration.

                  (i) "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

                  (j) "REPRESENTATIVE WARRANT CONSIDERATION" shall mean $0.15, or any greater amount to be paid in the Offer.

                  (k) "SHAREHOLDER WARRANT CONSIDERATION" shall mean $0.15, or any greater amount to be paid per Shareholder Warrant in the Offer.

                  (l) "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

                  (m) OTHER DEFINITIONS. Each of the following terms is defined in the Section set forth opposite each term:

TERM                                                    SECTION
----                                                    -------
Agreement                                               Introduction
Blue Sky Laws                                           3.3
California Merger Agreement                             2.1
Certificate of Ownership                                2.1
Certificates                                            2.6(b)
CGCL                                                    2.1
Closing                                                 2.10
Company                                                 Introduction
Company Affiliate                                       5.2(a)
Company Business Personnel                              4.15
Company Common Stock                                    2nd Recital
Company Intellectual Property                           4.16
Company Letter                                          4.2
Company Licenses                                        4.16
Company Multiemployer Plan                              4.12(c)
Company Permits                                         4.8
Company Plan                                            4.12(c)
Company SEC Documents                                   4.5
Company Shareholder Approval                            2.8(a)(ii)
Company Stock Options                                   4.2
Compensation Agreements                                 4.11

Confidentiality Agreement                               6.2
Constituent Corporations                                Introduction
D & O Insurance                                         6.9(b)
Dissenting Shareholder                                  2.5(d)
Dissenting Shares                                       2.5(d)
Effective Time                                          2.2
Environmental Law                                       4.22(a)
Environmental Permit                                    4.22(a)
ERISA                                                   4.12(a)
ERISA Affiliate                                         4.12(c)
Excess Parachute Payments                               4.12(e)
Exchange Act                                            1.1(a)
Executive Warrant Agreement                             2nd Recital
Executive Warrant                                       2nd Recital
Expenses                                                6.4(d)
Governmental Entity                                     3.3
Hazardous Substances                                    4.22(a)
Independent Directors                                   6.3
Information Statement                                   3.4
IRS                                                     4.9
Knowledge of the Company                                4.8
Liens                                                   4.17(a)
Merger                                                  3rd Recital
Minimum Condition                                       Exhibit C
Offer                                                   2nd Recital
Offer Conditions                                        1.1(a)
Offer Documents                                         1.1(b)

Offer Securities                                        2nd Recital
Option Holder                                           6.5
Parent                                                  Introduction
Paying Agent                                            2.6(a)
Pension Plan                                            4.12(c)
Post-Termination Company Financing                      5.2(a)
Proxy Statement                                         2.8(a)(ii)
Real Estate                                             4.17(b)
Representative Warrant Agreement                        2nd Recital
Representative Warrants                                 2nd Recital
Revised Minimum Number                                  1.1(c)
Schedule 14D-1                                          1.1(b)
Schedule 14D-9                                          1.2(b)
SEC                                                     1.1(a)
Securities Act                                          4.5
Shareholder Agreements                                  4th Recital
Shareholder Warrant Agreement                           2nd Recital
Shareholder Warrants                                    2nd Recital
Shares                                                  2nd Recital
Special Meeting                                         2.8(a)(i)
State Takeover Approvals                                3.3
Stock Option Agreement                                  4th Recital
Sub                                                     Introduction
Superior Proposal                                       5.2(a)
Surviving Corporation                                   2.1
Takeover Proposal                                       5.2(a)
Tax Return                                              4.9

Taxes                                                   4.9
Termination Fee                                         6.4(d)
Welfare Plan                                            4.12(c)
Williams Notes                                          6.7(b)
Worker Safety Laws                                      4.13
Year 2000 Compliant                                     4.16


                  Section 9.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when such counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

                  Section 9.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, except for the Stock Option Agreement and as provided in the last sentence of Section 6.2, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 6.7(c) and 6.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

                  Section 9.7 WAIVER. Any term or provision of this Agreement may be waived by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  Section 9.8 DISPUTES. In the event of a dispute hereunder which is submitted to mediation, arbitration or which is litigated, the prevailing party in such dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection therewith, including reasonable attorneys' and experts' fees. The determination of the prevailing party and reasonable fees may be made by the mediator, arbitrator(s) or court, as applicable.

                  Section 9.9 ASSIGNMENT. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

                  Section 9.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  Section 9.11 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT OR THE STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    HARRIS CORPORATION


                                    By:  /S/ DAVID S. WASSERMAN
                                         Name: David S. Wasserman
                                         Title: Vice President - Treasurer



                                    SPACE COAST MERGER CORP.


                                    By:  /S/ DAVID S. WASSERMAN
                                         Name: David S. Wasserman
                                         Title: Vice President - Treasurer



                   PACIFIC RESEARCH & ENGINEERING CORPORATION


                                    By: /S/ JACK K. WILLIAMS
                                         Name: Jack K. Williams
                                         Title: Chief Executive Officer








                      (Signature Page for Merger Agreement)

                                                                       EXHIBIT A
                                                                       ---------

                             STOCK OPTION AGREEMENT
                             ----------------------


                  STOCK OPTION AGREEMENT, dated as of August 2, 1999 (this "AGREEMENT"), between Harris Corporation, a Delaware corporation ("PARENT"), and Pacific Research & Engineering Corporation, a California corporation (the "COMPANY").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Space Coast Merger Corp., a newly formed California corporation and a wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company;

                  WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 461,099 authorized and unissued shares of Common Stock, no par value, of the Company (the "COMPANY COMMON STOCK") upon the terms and subject to the conditions hereof; and

                  WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 461,099 authorized and unissued shares of Company Common Stock upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with
Section 19. In the event Parent wishes to exercise the Option, Parent shall deliver a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days, or such later date if a waiting period is applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the

Company, the number of Optioned Shares subject to the Option and the Exercise Price (as defined in Section 3) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the American Stock Exchange ("AMEX"), for any shares issued pursuant to the Option.

                  2. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:

                  (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

                  (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

                  (iii) One or more of the following events shall have occurred on or after the date hereof: (A) any individual, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock (other than a person who, as of the date hereof, is the beneficial owner of 20% or more of the outstanding shares of Company Common Stock (a "20% HOLDER")); (B) any 20% Holder increases his beneficial ownership of Company Common Stock by more than 1% (other than Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing (as defined in the Merger Agreement)); (C) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (D) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (E) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger

         Agreement); (F) any Person (other than Parent or its affiliates or Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (G) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to
         Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

                  (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to issue, sell and deliver the Optioned Shares, are subject to the conditions that:

                  (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the issuance, sale or delivery of the Optioned Shares shall be in effect;

                  (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

                  (iii) All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (c) The Company agrees to provide Parent prompt written notice upon the occurrence of any of the events described in Section 2(a)(iii).

                  3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $2.35 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company and Parent shall be deemed a stockholder of record at the time of payment of the Exercise Price.

                  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate the Company's Amended and Restated Articles of Incorporation, as amended, or Amended and Restated By-laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its properties or assets; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company's Board of Directors has approved the Merger and the execution of this Agreement and the consummation of the transactions contemplated hereby.

                  5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

                  6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to
Section 1 at 10:00 A.M., local time, or the first business day after the Closing Date on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

                  7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, will effect all necessary filings by the Company under the HSR Act and will have the Optioned Shares approved for quotation on AMEX.

                  8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other stockholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 100,000 Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

                  (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 100,000 Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company.

                  (c) In connection with any registration requested by Parent under Section 8(b) above, if Parent requests the Company to effect such registration within three months after the exercise of the Option, Parent will pay the first $20,000 of the costs of such registration and all filing fees for such registration, and the remaining costs of such registration shall be borne by the Company. Notwithstanding the previous sentence, if Parent requests the Company to effect a registration under Section 8(a) above, or a registration under Section 8(b) above subsequent to three months after the exercise of the Option, all costs of such registration shall be borne by the Company. In connection with any registration requested by Parent under Sections 8(a) and 8(b) above, the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

                  9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice given to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates, or Jack and Ellyn Williams or the Williams Family Trust dated March 12, 1981 pursuant to a Post-Termination Company Financing) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger Agreement). As used herein, the term "SPREAD" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the last reported sale prices quoted on AMEX of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.

                  (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "REPURCHASE RIGHT"), all (but not less than all) of the Optioned Shares acquired by Parent hereby and with respect to which Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sale prices quoted on AMEX of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right.

                  10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in
Section 8 or as specified in the Merger Agreement.

                  11. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of California in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein).

                  12. NOTICE. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

        if to Parent, to:

                          Harris Corporation
                          1025 W. NASA Boulevard
                          Melbourne, Florida 32919
                          Attention:  Scott T. Mikuen and Corporate Secretary
                          Facsimile:  407-727-9234

                          with a copy (which shall not constitute notice) to:

                          Sidley & Austin
                          One First National Plaza
                          Chicago, Illinois  60603
                          Attention: Jim L. Kaput
                          Facsimile No.: 312- 853-7036

        if to the Company, to:

                          Pacific Research & Engineering Corporation
                          2070 Las Palmas Drive
                          Carlsbad, California  92009
                          Attention:  President
                          Facsimile:  760-438-9277

                          with a copy (which shall not constitute notice) to:

                          Gray Cary Ware & Freidenrich
                          4365 Executive Drive, Suite 1600
                          San Diego, California 92121
                          Attention: Rebecca Schmitt
                          Facsimile No.: 858-677-1477

or to such other address as such party may indicate by a notice delivered to the other party in accordance with this section.

                  13. PARTIES IN INTEREST. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  14. ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement, together with the Merger Agreement and the other documents referred to therein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  15. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party, except that Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns.

                  16. HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when such counterparts have been signed by each of the parties hereto and delivered to the other party.

                  18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

                  19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 180 days after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent or Sub pursuant to Section 8.1(d) thereof, (B) the Merger Agreement is terminated by the Company pursuant to Section 8.1(e) thereof or (C) unless the Company has terminated the Merger Agreement pursuant to Section 8.1(f) thereof, prior to the termination, a Takeover Proposal (as defined in the Merger Agreement) shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in
Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement until such time as Parent or any of its affiliates ceases to beneficially own at least 100,000 of the Optioned Shares and the provisions of Sections 10, 18 and 19 shall survive the termination of this Agreement.

                  20. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

                  21. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  22. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.

                  IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                    HARRIS CORPORATION


                                    By:
                                       --------------------------
                                        Name:
                                        Title:



                                    PACIFIC RESEARCH & ENGINEERING CORPORATION



                                    By:
                                       --------------------------
                                        Name:
                                        Title:

                                                                       EXHIBIT B
                                                                       ---------

                              STOCKHOLDER AGREEMENT
                              ---------------------


                  STOCKHOLDER AGREEMENT (this "AGREEMENT"), dated as of August 2, 1999, among Harris Corporation, a Delaware corporation ("PARENT"), Space Coast Merger Corp., a California corporation and a wholly owned subsidiary of Parent ("SUB"), and the undersigned stockholder (the "STOCKHOLDER") of Pacific Research & Engineering Corporation, a California corporation (the "COMPANY").


                  WHEREAS, Parent, Sub and the Company, propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "MERGER AGREEMENT") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "OFFER") by Sub for any and all shares of Common Stock, no par value, of the Company (the "SHARES") and for any and all Shareholder Warrants (as defined in the Merger Agreement), Representative Warrants (as defined in the Merger Agreement) and the Executive Warrant (as defined in the Merger Agreement, and collectively with the Shareholder Warrants and the Representative Warrants, the "WARRANTS") at the Applicable Offer Price (as defined in the Merger Agreement) and the merger of the Company and Sub (the "MERGER");

                  WHEREAS, the Stockholder legally and/or beneficially owns that number of Shares and Warrants appearing on the signature page hereof (such shares and warrants, as they may be increased upon any purchase of Shares or Warrants or upon exercise of any option or warrant to purchase Shares or Warrants as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "ADJUSTMENT EVENT") being referred to herein as the "SUBJECT SHARES" and the "SUBJECT WARRANTS," respectively); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholder enter into this Agreement;

                  NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Parent and Sub as follows:

                  (a) AUTHORITY. The Stockholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

                  (b) THE SUBJECT SHARES. The Stockholder has good and marketable title to the Subject Shares and Subject Warrants, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares or Warrants other than the Subject Shares and Subject Warrants. The Stockholder owns options and warrants to purchase Shares as described in reasonable detail on
         SCHEDULE 1.

                  2.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.

                  (a) AUTHORITY. Parent and Sub hereby represent and warrant to the Stockholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

                  3. COVENANTS OF THE STOCKHOLDER. The Stockholder agrees as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Articles of Incorporation or By-laws or other proposal or transaction involving the Company or any of its affiliates, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

                  (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares or Subject Warrants (or any option or warrant to purchase Shares or Warrants, except for any sale or transfer to the Company) to any person other than Sub or Sub's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

                  (d) The Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (iii) enter into any agreement with respect to or approve or recommend any Takeover Proposal.

                  (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all of the Subject Shares and Subject Warrants.

                  4. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign any or all of its rights, interests and obligations hereunder, in its sole discretion, to Parent or, with the consent of the Stockholder, which consent shall not be unreasonably withheld or delayed, to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

                  5. TERMINATION. This Agreement shall terminate upon the earliest of the following events (each a "TERMINATION EVENT"):

                  (a) the Effective Time (as defined in the Merger Agreement);

                  (b) the termination of the Merger Agreement pursuant to
         Section 8.1 thereof, other than:

                           (i) a termination under Section 8.1(d) thereof
                  because the Board of Directors of the Company or any committee thereof has withdrawn or modified its approval or recommendation of the Offer, the Merger or the Merger Agreement, as provided in paragraph d(i) of Exhibit C to the Merger Agreement, or because the Board of Directors of the Company or any committee thereof has adopted a resolution to effect any of the foregoing, as provided in paragraph d(ii) of Exhibit C to the Merger Agreement, if prior to the time of such withdrawal or modification, or the adoption of such resolution, a Takeover Proposal shall have been made; or

                           (ii) a termination under Section 8.1(d) thereof
                  because the Board of Directors of the Company or any committee thereof has approved or recommended a Takeover Proposal, as provided in paragraph d(i) of Exhibit C to the Merger Agreement, or because the Board of Directors of the Company or any committee thereof has adopted a resolution to effect such approval or recommendation, as provided in paragraph d(ii) of Exhibit C to the Merger Agreement; or

                           (iii) a termination of the Merger Agreement under
                  Section 8.1(e) thereof (the termination described in clauses
                  (i), (ii) and (iii) being referred to herein as the "TERMINATION TRIGGER EVENTS");

                  (c) 60 days following any termination of the Merger Agreement that constitutes a Termination Trigger Event; or

                  (d) the amendment of the Merger Agreement in a manner adverse to the Stockholder without the Stockholder's consent, which consent shall not be unreasonably withheld or delayed.

                  6. NO LIMITATIONS ON ACTIONS OF THE STOCKHOLDER AS A DIRECTOR, OFFICER OR EMPLOYEE. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's duties as a director, officer or employee of the Company, including fiduciary duties.

                  7. RELIANCE ON COUNSEL AND OTHER ADVISORS. Each of the parties hereto has consulted with such legal, financial, technical or other experts it deems necessary or desirable before entering into this Agreement. Each of the parties hereto represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement. None of the parties hereto has relied upon any oral representations of the other party in entering into this Agreement.

                  8.  GENERAL PROVISIONS.

                  (a) EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (b) SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, none of the parties will allege, and each of the parties hereby waives the defense, that there is an adequate remedy at law. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of California in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein).

                  (c) NOTICE. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

                           if to Parent or Sub, to:

                           Harris Corporation
                           1025 W. NASA Boulevard
                           Melbourne, Florida  32919
                           Attention: Scott T. Mikuen and Corporate Secretary
                           Facsimile: (407) 727-9234

                           with a copy (which shall
                           not constitute notice) to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, IL 60603
                           Attention: Jim L. Kaput
                           Facsimile:  (312) 853-7036

                           if to Stockholder, to:

                           ---------------------

                           ---------------------
                           Attention:
                           Facsimile:

                           with a copy (which shall
                           not constitute notice) to:

                           Gray Cary Ware & Freidenrich
                           4365 Executive Drive, Suite 1600
                           San Diego, California 92121
                           Attention:  Rebecca Schmitt
                           Facsimile:  858-677-1477

         or to such other address as such party may indicate by a notice delivered to the other parties in accordance with this section.

                  (d) PARTIES IN INTEREST. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Sub or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  (e) ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  (f) HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when such counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

                  (i) CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

                  (j) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  (k) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

         ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (k).

                  IN WITNESS WHEREOF, each of Parent, Sub and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                            HARRIS CORPORATION



                            By:
                               -----------------------------
                                Name:
                                Title:



                            SPACE COAST MERGER CORP.



                            By:
                               -----------------------------
                                Name:
                                Title:



                            STOCKHOLDER



                            --------------------------
                                Name:

                            Number of Shares owned by the Stockholder on the date hereof:


                            ---------

                                   SCHEDULE 1
                                   ----------

Number of Shares                    Purchase price            Expiration date           Exercise date
subject to options                  per Share                 of option or              of option or
or warrants                                                   warrant                   warrant
-----------                         --------------            -------                   -------


                                                                       EXHIBIT C
                                                                       ---------

                             CONDITIONS OF THE OFFER
                             -----------------------

                  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Offer Securities after the termination or withdrawal of the Offer), to pay for any Offer Securities tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least ninety percent (90%) of the Shares that in the aggregate are outstanding ("MINIMUM CONDITION"). In the event that any additional shares of Company Common Stock are issued after the date of this Agreement, the number of Shares that would constitute the Minimum Condition shall be adjusted so that, after such issuance, the Minimum Condition equals at least ninety percent (90%) of the number of shares of Company Common Stock then issued and outstanding. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Offer Securities not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Offer Securities for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

                  (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Offer Securities under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Shareholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent or its subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Shareholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Offer Securities to be accepted for payment pursuant to the Offer, including the right to vote the Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or
         (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a Material Adverse Effect on the Company.

                  (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) (i) there shall have occurred any Material Adverse Change with respect to the Company or (ii) prior to the expiration of the Offer or the withdrawal of the Offer pursuant to Section 1.1(c)(iii), whichever is earlier, the Company shall not have obtained the consent of Imperial Bank, the Levine Family Trust and Carlsbad Las Palmas, LLC to enter into this Agreement and the Stock Option Agreement;

                  (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

                  (e) any of the representations and warranties of the Company set forth in this Agreement (other than Sections 4.2, 4.3, 4.18 and 4.19) shall not be true and correct, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations, individually or in the aggregate, to be so true and correct would not have a Material Adverse Effect on the Company, and any of the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.18 and 4.19 shall not be true and correct in any material respect in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

                  (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

                  (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index;



                  (h) (i) the Shareholder Agreements shall not be in full force and effect or any Shareholder (as defined therein) that is a party thereto shall be in material breach thereof or have indicated such Shareholder's intention not to perform such Shareholder's obligations thereunder or (ii) an employment and noncompetition agreement between the Company and Jack Williams, acceptable to Parent, shall not have been entered into between Mr. Williams and the Company;

                  (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub, or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares, or any beneficial owner of 20% or more of the Shares or any of its affiliates or any group of which any of them is a member shall have increased or announced its intention to increase its beneficial ownership of Shares by more than 1%; or

                  (j) this Agreement shall have been terminated in accordance with its terms.

which, in the judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent or Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance of such Offer Securities for payment or the payment therefor.

                  The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this EXHIBIT C is a part.